Exhibit 99.1

July 6, 2018

Board of Directors
DCT Industrial Trust Inc.

555 17th Street, Suite 3700

Denver, Colorado 80202

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 29, 2018, to the Board of Directors of DCT Industrial Trust Inc. (“DCT”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinion of DCT’s Financial Advisor” and “THE MERGERS — Opinion of DCT’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving DCT and Prologis, Inc. (“Prologis”), which proxy statement/prospectus forms a part of Prologis’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED